Exhibit 10.32

FIRST AMENDMENT TO THE
DUN & BRADSTREET CORPORATION COVERED EMPLOYEE INCENTIVE PLAN
(As Amended and Restated Effective May 3, 2011)

THIS FIRST AMENDMENT, by THE DUN & BRADSTREET CORPORATION (the “Corporation”), to The Dun & Bradstreet Corporation Covered Employee Incentive Plan (As Amended and Restated Effective May 3, 2011) (the “Plan”) is effective as of May 3, 2011.

WITNESSETH:

WHEREAS, the Corporation sponsors the Plan and the Compensation & Benefits Committee of the Corporation (the “C&BC”) has authority to make non-material amendments to the Plan;

WHEREAS, the C&BC now considers it desirable to amend the Plan to clarify that a participant who becomes disabled during a performance period will be paid a pro-rata share of the award that would have been paid to the executive under the Plan for such performance period based on actual performance for such performance period, as well as to clarify the payment date when a performance period other than the calendar year is designated, and the interrelation of the Plan with The Dun & Bradstreet Career Transition Plan;

WHEREAS, the C&BC also considers it desirable to amend the Plan to include definitions of “Retirement” and “Disability;”

NOW THEREFORE, it is hereby resolved that the Plan be, and it hereby is, amended, effective as of May 3, 2011, as indicated below:

I.

Section 2 of the Plan is revised by adding the following new subsection (l), which shall be inserted following the definition of “Covered Employee:”

(l) Disability: The inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

II.

Section 2 of the Plan is revised by deleting subsection (o) in its entirety and inserting the following in lieu thereof:

(o) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may designate. If the Committee designates a period other than the calendar year, then payment of the related Award shall be made during the two and one-half month period that ends on the fifteenth day of the third month after the close of either the Participant’s or the Company’s tax year in which the

Award is no longer subject to a substantial risk of forfeiture, unless the Committee expressly specifies (not later than when the legally binding right to the Award arises) that the Award is not intended to be a short-term deferral that is exempt from Section 409A of the Code. In any case where the Committee makes this express specification, the Committee shall specify in writing (not later than when the legally binding right to the Award arises) terms for payment of the Award that are compliant with Section 409A of the Code.

III.

Section 2 of the Plan is revised by adding the following new subsection (r), which shall be inserted following the definition of “Plan:”

(r) Retire and Retirement: A Participant’s termination of employment with the Company after the Participant has attained age 55 and five years of service with the Company; or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.

IV.

The subsections of Section 2 of the Plan other than new subsections (l) and (r) are re-lettered to reflect the addition of new subsections (l) and (r).

V.

Section 5(b) of the Plan is revised by adding the following parenthetical phrase at the end of the last sentence thereof: “(and not later than any earlier date that applies pursuant to the definition of “Performance Period.”)

VI.

Section 5(d) of the Plan is revised by deleting the subsection in its entirety and inserting the following in lieu thereof:

(d) Employment Termination and Transition. Except as provided in paragraph (i) below and Section 10(b), a Participant shall not be paid an Award with respect to a Performance Period if the Participant’s active employment in an eligible position does not continue until the end of the Performance Period.

(i) Subject to paragraphs (ii) and (iii) below, if a Participant does not continue in active employment until the end of the Performance Period because the Participant dies, Retires, suffers a Disability, is assigned to a different position that causes the Participant to no longer be eligible, or is granted a leave of absence, a pro rata share of the Participant’s Award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period. In addition, to the extent provided in The Dun & Bradstreet Career Transition Plan (or a successor or similar transition plan or arrangement, determined in the discretion of the Committee) (“Transition Plan”) a Participant may be paid a pro rata share of the Participant’s Award, determined in accordance with the Transition Plan.

(ii) Any payment of an Award under this subsection (d) shall only be available to the extent it would have become earned and payable, in accordance with the preceding provisions of this Section 5, had the Participant’s employment status not changed. In addition, any Award that is otherwise payable shall not be paid to the Participant if the Company terminates the Participant’s employment for cause at any time prior to the actual payment of the Award to the Participant. For this purpose, the existence of cause for the Participant’s termination shall be determined in the discretion of the Committee. The provisions of this paragraph (ii) do not apply to in the case of an Award that is payable under Section 10(b).

(iii) An Award under this subsection (d) shall be paid at the usual time applicable under subsection (b) above. Subject to Section 10(b), the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee (and notwithstanding paragraph (i) above).

VII.

Section 6 of the Plan is revised by deleting the subsection in its entirety and inserting the following in lieu thereof:

6. AMENDMENTS OR TERMINATION

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would diminish any of the rights under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. The Committee’s right to amend the Plan shall apply only to the extent consistent with Code Section 162(m) and other applicable regulatory requirements. Notwithstanding anything to the contrary herein, the Board or the Committee may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

VIII.

In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the C&BC has adopted a resolution that caused this First Amendment to be adopted this 17th day of October, 2011.

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